                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Tambrands Inc.:

We consent to incorporation by reference in the Registration Statement No. 33-50961 on Form S-3 and Nos. 2-77947, 33-13902, 33-36746, 33-40161, 33-43713, 33-
50398 and 33-64269 on Form S-8 of Tambrands Inc. of our reports dated January 23, 1997, relating to the consolidated balance sheets of Tambrands Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of Tambrands Inc.

                                         KPMG Peat Marwick LLP

                                         /s/ KPMG Peat Marwick LLP

Stamford, Connecticut
March 28, 1997